UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 17, 2015
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
250 Howe Street, 20th Floor
Vancouver, British Columbia V6C 3R8
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
The information in Item 2.03 below is incorporated herein by reference in its entirety.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 17, 2015, Lions Gate Entertainment Corp. (the “Company”) entered into a Second Lien Credit and Guarantee Agreement (the “Credit Agreement”), among the Company, the guarantors referred to therein, the lenders referred to therein and JPMorgan Chase Bank, N.A., as administrative agent. Pursuant to the Credit Agreement, the Company borrowed term loans in an aggregate amount of $375 million (the “Term Loans”).
The Company used the proceeds from the Term Loans to repay in full the amounts outstanding under its existing Second Lien Credit and Guarantee Agreement, dated July 19, 2013, with the remainder to be used to repay amounts outstanding under the Company's existing senior revolving credit facility and for general corporate purposes.
The following is a brief description of the material provisions of the Credit Agreement.
Interest. The Term Loans bear interest at a fixed rate of 5.0%.

Guarantees. The Term Loans will be guaranteed by all of the restricted subsidiaries of the Company that guarantee any material indebtedness of the Company or any other guarantor, subject, in the case of certain special purpose producers, to receipt of certain consents.

Maturity Date. March 17, 2022.

Security. The Term Loans and the guarantees will be secured by second-priority liens on substantially all of the Company’s and the guarantors’ tangible and intangible personal property, subject to certain exceptions and permitted liens.

Optional Prepayment. The Company may voluntarily prepay the Term Loans at any time, provided that prior to March 17, 2016, the Company shall pay to the lenders an amount equal to the present value of all interest payable on the principal amount repaid through March 17, 2016, computed using a discount rate equal to the one-year treasury rate plus 0.50%. In addition, the Company shall pay to the Lenders a prepayment premium on the principal amount prepaid of (i) 2.0%, if such prepayment occurs on or before March 17, 2017 and (ii) 1.0%, if such prepayment occurs after March 17, 2017 and on or before March 17, 2018. No prepayment premium shall be payable if the prepayment occurs on or after March 17, 2018.

Change of Control. Upon the occurrence of a change of control, the Company will be required to offer to prepay the Term Loans at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of prepayment. In addition, upon the occurrence of certain asset dispositions, the Company may be required to use the excess proceeds thereof to make an offer to prepay the Term Loans at 100% of their principal amount, plus accrued and unpaid interest, if any to the date of prepayment.

Other Covenants. The Credit Agreement contains customary covenants that will limit the ability of the Company and its restricted subsidiaries to, among other things: (i) incur, assume or guarantee additional indebtedness, (ii) issue redeemable stock and preferred shares; (iii) pay dividends or distributions or redeem or repurchase capital stock; (iv) prepay, redeem or repurchase debt that is junior in right of payment to the Term Loans; (v) make loans or investments; (vi) incur liens; (vii) engage in sale/leaseback transactions; (viii) restrict dividends, loans or asset transfers from their subsidiaries; (ix) sell or otherwise dispose of assets, including capital stock of subsidiaries; (x) consolidate or merge with or into, or sell substantially all of its assets to, another person; (xi) enter into transactions with affiliates; and (xii) enter into new lines of business. All of these covenants are subject to a number of important qualifications and exceptions under the Credit Agreement.

Events of Default. The Credit Agreement also provides for customary events of default, including, but not limited to, the failure to make payments of interest on, or principal of, the Term Loan, the failure to comply with certain covenants and agreements specified in the Credit Agreement for a period of time after notice has been provided, the acceleration of other material indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency.

Item 9.01.	Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
Not applicable.
(b) Pro Forma Financial Information.
Not applicable.
(c) Shell Company Transactions.
Not applicable.
(d)    Exhibits.
The following exhibits are included with this Form 8-K and are being furnished solely for purposes of Items 1.01 and 2.03 of this Form 8-K:

Exhibit Number	Description of Exhibit

10.1
Second Lien Credit and Guarantee Agreement, dated March 17, 2015, among Lions Gate Entertainment Corp., as borrower, the guarantors referred to therein, the lenders referred to therein and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2015
LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By: /s/ Wayne Levin
Name: Wayne Levin
Title: General Counsel and Chief Strategic Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1
Second Lien Credit and Guarantee Agreement, dated March 17, 2015, among Lions Gate Entertainment Corp., as borrower, the guarantors referred to therein, the lenders referred to therein and JPMorgan Chase Bank, N.A., as administrative agent.